Norwest Bank Minnesota South,
  National Association                                           Term Note

$500,000.00                                                   October 21, 1996

FOR VALUE RECEIVED, Winland Electronics, Incorporated (the "Borrower") promises to pay to the order of Norwest Bank Minnesota South, National Association (the "Bank"), at its principal office or such other address as the Bank or holder may designate from time to time, the principal sum of Five Hundred Thousand and 00/100 Dollars ($500,000.00), or the amount shown on the Bank's records to be outstanding, plus interest (calculated on the basis of actual days elapsed in a 360-day year) accruing each day on the unpaid principal balance at the annual interest rate defined below. Absent manifest error, the Bank's records shall be conclusive evidence of the principal and accrued interest owing hereunder.

INTEREST RATE. The principal balance outstanding under this Term Note shall bear interest at an annual rate equal to the Base Rate plus 0.75%, floating. Base Rate means the rate of interest established by Norwest Bank Minnesota, National Association from time to time as its "base" or "prime" rate of interest at its principal office in Minneapolis, Minnesota.

REPAYMENT TERMS

Principal and Interest. Principal and interest shall be payable in successive monthly installments of Eight Thousand Three Hundred Thirty-Four Dollars ($8,334.00), beginning on November 10, 1996. The remaining principal balance, plus any accrued interest, shall be fully due and payable on October 7, 2001.

Changes in Payment Amount. Following an increase in the interest rate and upon at least 15 days advance written notice to the Borrower, the Bank, in its discretion, may increase the Borrower's monthly payment in an amount sufficient to insure that this Term Note will fully amortize over the remainder of the original 60-month period used to calculate the original amortization of this Term Note.

Application of Payments. Each payment shall be applied as scheduled or as the Bank in its discretion deems appropriate.

PREPAYMENT. The Borrower may prepay this Term Note in full or in part at any time. Each prepayment shall be applied as scheduled or as the Bank in its sole discretion may deem appropriate. Such prepayment shall not excuse the Borrower from making subsequent payments as scheduled above until the indebtedness is paid in full.

ADDITIONAL TERMS AND CONDITIONS. This Term Note is issued pursuant to a Credit Agreement dated January 31, 1996 and a First Amendment of even date between the Bank and the Borrower (as amended, the "Agreement"). The Agreement, and any amendments or substitutions, contains additional terms and conditions, including default and acceleration provisions, which are incorporated into this Term Note by reference.


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Capitalized  terms not expressly  defined  herein shall have the meanings  given them in the Agreement. The Borrower agrees to pay all costs of collection, including reasonable attorneys' fees and legal expenses incurred by the Bank if this Term Note is not paid as provided above. This Term Note shall be governed by the substantive laws of the State of Minnesota.

WAIVER OF PRESENTMENT AND NOTICE OF DISHONOR. Borrower and any other person who signs, guarantees or endorses this Term Note, to the extent allowed by law, hereby waives presentment, demand for payment, notice of dishonor, protest, and any notice relating to the acceleration of the maturity of this Term Note.

WINLAND ELECTRONICS, INCORPORATED

By /s/ W. K. Hankins
Its President and CEO